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As filed with the Securities and Exchange Commission on July 29, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICHAELS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1943604 (I.R.S. Employer Identification No.)

8000 Bent Branch Drive
Irving, Texas 75063
(Address of principal executive offices)

MICHAELS STORES, INC.
AMENDED AND RESTATED
2001 EMPLOYEE STOCK OPTION PLAN
(Full title of plan)

R. Michael Rouleau
Chief Executive Officer
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566
(Name and address of agent for service)
 (972) 409-1300
(Telephone number, including area code,
of agent for service)

with copies to:

Mark V. Beasley, Esq. Michaels Stores, Inc. 8000 Bent Branch Drive Irving, Texas 75063 (972) 409-1300	Robert L. Estep, Esq. Jones, Day, Reavis & Pogue 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.10 per share	4,000,000	$31.62	$126,480,000	$11,636.16

1.
Represents shares issuable upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan (the "Plan"). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

2.
The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the common stock on the New York Stock Exchange on July 22, 2002.

EXPLANATORY NOTE

        This registration statement on Form S-8 relates to the Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan (the "Plan"), which amended and restated, effective June 20, 2002, the Michaels Stores, Inc. 2001 Employee Stock Option Plan. Pursuant to this amendment and restatement, the number of shares of common stock of Michaels Stores, Inc. authorized to be issued under the Plan increased to 6,000,000.

        The information called for by Part I of Form S-8 is included in the description of the Plan to be delivered to persons purchasing shares pursuant to the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this registration statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3. Incorporation of Documents by Reference.

        The following documents, which we have filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this registration statement:

  (a)
  Our annual report on Form 10-K for the fiscal year ended February 2, 2002;

  (b)
  Our quarterly report on Form 10-Q for the period ended May 4, 2002;

  (c)
  Our current reports on Form 8-K filed on February 15, 2002, March 8, 2002, March 22, 2002 and July 29, 2002; and

  (d)
  The description of our common stock, par value $.10 per share, contained in our registration statement on Form 8-A (Commission File No. 001-09338), filed on December 5, 2001.

In addition, all documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in later-dated documents supplements, modifies or supersedes statements contained in earlier-dated documents.

        Item 6. Indemnification of Directors and Officers.

        Our certificate of incorporation limits the liability of our directors for monetary damages for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (a) a breach of the director's duty of loyalty to the corporation or its stockholders, (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation or serving at the request of a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The General Corporation Law of the State of Delaware provides that

Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        Our certificate of incorporation requires that we indemnify our directors and officers, and any other person who is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware. Our certificate of incorporation also requires that we advance expenses incurred by such a person in connection with the defense of any action or proceeding arising out of that persons' status or service to us. Our bylaws require that we indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware and may, if and to the extent authorized by our board of directors, so indemnify any other person whom we have the power to indemnify against any liability, expense or other matter whatsoever.

        In addition, we have entered into indemnity agreements with certain of our executive officers and directors.

        We have procured insurance that purports (a) to insure us against certain costs of indemnification that may be incurred by us pursuant to the provisions referred to above or otherwise and (b) to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

        Item 8. Exhibits.

        The following is a list of all exhibits filed as a part of this registration statement on Form S-8, including those incorporated herein by reference.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.1 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.2
Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.2 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.3
Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.3 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.4
Amended and Restated Bylaws of Michaels Stores, Inc. (previously filed as Exhibit 4.4 to the Michaels Stores, Inc. Registration Statement on Form S-8, Registration No. 333-71054, filed on October 5, 2001, and incorporated herein by reference).

4.5
Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Michaels Stores, Inc. Annual Report on Form 10-K for the year ended January 30, 1994, Commission File No. 000-11822, filed on April 29, 1994, and incorporated herein by reference).
5.1	Opinion of Jones, Day, Reavis & Pogue.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).
99.1
Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan (previously filed as Exhibit 99.1 to the Michaels Stores, Inc. current report on Form 8-K, Commission File No. 001-09338, filed on July 29, 2002, and incorporated herein by reference).

        Item 9. Undertakings.

A.
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 29th day of July, 2002.

MICHAELS STORES, INC.
By:	/s/ Bryan M. DeCordova Bryan M. DeCordova Executive Vice President — Chief Financial Officer

        Each person whose signature appears below authorizes R. Michael Rouleau, Bryan M. DeCordova, Christopher J. Holland and Mark V. Beasley, and each of them, as attorneys-in-fact and agents for each of them (with full power of substitution and resubstitution), for and in the name, place and stead of such individual, to sign and file with the Securities and Exchange Commission any and all amendments, supplements and exhibits to, and documents in connection with, this registration statement, including post-effective amendments, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in order to effectuate the same as fully and to all intents and purposes as each of the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any of their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Charles J. Wyly, Jr. Charles J. Wyly, Jr.	Chairman of the Board of Directors	July 29, 2002
/s/ Sam Wyly Sam Wyly	Vice Chairman of the Board of Directors	July 16, 2002
/s/ R. Michael Rouleau R. Michael Rouleau	Chief Executive Officer (Principal Executive Officer)	July 29, 2002
/s/ Bryan M. DeCordova Bryan M. DeCordova	Executive Vice President — Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2002

/s/ Richard E. Hanlon Richard E. Hanlon	Director	July 17, 2002
/s/ Richard C. Marcus Richard C. Marcus	Director	July 16, 2002
/s/ Liz Minyard Liz Minyard	Director	July 16, 2002
/s/ Elizabeth A. VanStory Elizabeth A. VanStory	Director	July 29, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.1 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.2
Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.2 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.3
Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 4.3 to the Michaels Stores, Inc. quarterly report on Form 10-Q for the period ended November 3, 2001, Commission File No. 001-09338, filed on December 18, 2001, and incorporated herein by reference).
4.4
Amended and Restated Bylaws of Michaels Stores, Inc. (previously filed as Exhibit 4.4 to the Michaels Stores, Inc. Registration Statement on Form S-8, Registration No. 333-71054, filed on October 5, 2001, and incorporated herein by reference).
4.5
Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Michaels Stores, Inc. Annual Report on Form 10-K for the year ended January 30, 1994, Commission File No. 000-11822, filed on April 29, 1994, and incorporated herein by reference).
5.1	Opinion of Jones, Day, Reavis & Pogue.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).
99.1
Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan (previously filed as Exhibit 99.1 to the Michaels Stores, Inc. current report on Form 8-K, Commission File No. 00-09338, filed on July 29, 2002, and incorporated herein by reference).

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS